Exhibit 99.1

Mateon Announces Presentation of OXi4503 AML Study Data at

58th Annual Meeting of American Society of Hematology

- Completed enrollment in the two lowest dose cohorts, third cohort now in progress -

- Patients had on average failed 4 prior therapies -

- Across the first two cohorts, 20% of patients achieved a complete remission -

SOUTH SAN FRANCISCO, Calif. – December 6, 2016 – Mateon Therapeutics, Inc. (Nasdaq:MATN), a biopharmaceutical company developing vascular disrupting agents (VDAs) for the treatment of orphan oncology indications, today announced the poster presentation of data from its on-going phase 1b OX1222 study of OXi4503 in combination with cytarabine in patients with Acute Myeloid Leukemia (AML) or Myelodysplastic Syndrome (MDS).

OXi4503 is one of Mateon’s two VDAs currently in clinical development. OX1222 is a dose-ranging study of OXi4503 combined with cytarabine in relapsed/refractory AML and MDS. The poster presented at the 58th Annual Meeting of the American Society of Hematology (ASH) describes results from the initial two cohorts of OX1222, which represent the lowest doses of OXi4503 in the study.

The first cohort enrolled 6 patients at a dose of 3.75 mg/m2 of OXi4503 in combination with an intermediate dose (1g/m2/day x 5 days) of cytarabine. The second cohort enrolled 4 patients at a dose of 4.68 mg/m2 of OXi4503 in combination with the same intermediate dose of cytarabine. Patients enrolled into OX1222 were treatment-resistant, end-stage AML/MDS patients who had on average four prior therapy failures before entering the study.

In total 2 of 10 (20%) patients achieved a complete remission (CR) on treatment and currently remain in CR without further treatment – one at 6 months and the other at 3 months. One patient of six (17%) responded in the 3.75 mg/m2 dose cohort, and one patient of four (25%) responded in the 4.68 mg/m2 dose cohort. The study is currently enrolling patients in the third cohort at 6.25 mg/m2 of OXi4503.

OXi4503 was generally well tolerated in the first two cohorts of the study. The adverse event profile remains similar to that seen in the monotherapy Phase 1b portion of the trial, with coagulopathies and hematological adverse events the most significant events. The most common drug-related SAEs were anemia (30%), neutropenia (30%), D-dimer increase (20%), thrombocytopenia (20%), and AST increase (20%). One patient in the 3.75 mg/m2 cohort experienced a dose-limiting toxicity of hypofibrinogenemia with no clinical evidence of bleeding, which resolved with treatment.

“I am very excited to see two complete remissions out of the ten patients treated to date, as these were heavily pre-treated patients,” stated Tara L. Lin, MD, Associate Professor, Division of Hematologic Malignancies & Cellular Therapeutics, University of Kansas Cancer Center. “Our poster presentation at ASH concluded that OXi4503 in combination with cytarabine demonstrated preliminary evidence of activity in heavily pretreated relapsed/refractory AML patients and that this combination was generally well tolerated through cohorts 1 and 2. I greatly look forward to seeing the results from additional cohorts as the optimal dose of OXi4503 in combination with cytarabine has yet to be determined.”

The poster presentation was entitled “A Phase 1b (OX1222) Dose-Finding Study of OXi4503 Combined with Cytarabine in Patients with Relapsed/Refractory Acute Myeloid Leukemia or Myelodysplastic Syndrome” and was presented by Justin M. Watts, MD, Assistant Professor of Clinical Medicine at the University of Miami.

About Mateon

Mateon Therapeutics, Inc. is a biopharmaceutical company seeking to realize the full potential of vascular targeted therapy (VTT) in oncology. VTT includes vascular disrupting agents (VDAs) such as the investigational drugs that Mateon is developing, and anti-angiogenic agents (AAs), a number of which are FDA-approved and widely used in cancer treatment. These two approaches have distinct yet complementary mechanisms of action.

At Mateon, we believe that we can significantly improve cancer therapy by employing these two complementary approaches simultaneously. When utilized this way, VDAs obstruct existing blood vessels in the tumor leading to significant central tumor cell death while AAs prevent the formation of new tumor blood vessels.

Mateon is committed to leveraging our intellectual property and the product development expertise of our highly skilled management team to enable VTT to realize its true potential and to bring much-needed new therapies to cancer patients worldwide.

Safe Harbor Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions Mateon might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to pursue and continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Mateon’s reports to the Securities and Exchange Commission, including Mateon’s reports on Form 10-K, 10-Q and 8-K. However, Mateon undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

CONTACTS

Investors:

ir@mateon.com

650-635-7000

Media:

JPA Health Communications

Nic DiBella

nic@jpa.com

617-945-5183